SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): June 28, 2005

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Severance Agreement

On June 28, 2005, Stephen J. Aselage and Cell Therapeutics, Inc. (the “Corporation”) executed a Severance Agreement and General Release (the “Severance Agreement”) pursuant to which Mr. Aselage relinquished his responsibilities as the Corporation’s Executive Vice President, Global Commercial Operations. Pursuant to the terms of the Severance Agreement, Mr. Aselage’s employment will cease as of June 30, 2005 (the “Separation Date”). Mr. Aselage will receive severance compensation equal to an aggregate amount of $137,500, less applicable state and federal taxes, payable in bi-monthly installments over the six-month period following Mr. Aselage’s Separation Date in addition to continued vesting of existing unvested stock options through February 28, 2006, acceleration of certain restricted stock grants and certain other benefits as set forth in the Severance Agreement. In exchange for the severance benefits, Mr. Aselage has agreed to release the Corporation from any and all claims he may have against the Corporation and to be subject to confidentiality and non-competition provisions provided in the Severance Agreement.

The description of the terms and conditions of the Severance Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

10.1	Severance Agreement and General Release by and among Cell Therapeutics, Inc. and Stephen J. Aselage dated as of June 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: June 29, 2005	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number
10.1	Severance Agreement and General Release by and among Cell Therapeutics, Inc. and Stephen J. Aselage dated as of June 28, 2005.